EXHIBIT 10.2
NIKE, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
(as amended as of June 17, 2020)
This is the Amended and Restated Long-Term Incentive Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.
Section 1. Definitions. The following terms have the following meanings:
Board: The Board of Directors of the Company.
Committee: The Compensation Committee of the Board.
Company: NIKE, Inc.
Performance Period: The period of time for which Company performance is measured for purposes of a Target Award.
Performance Target: An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Performance Period based on one or more performance measures, which may be adjusted by the Committee in its sole discretion. Performance measures may include, but are not limited to, the following: (a) net income, (b) net income before taxes, (c) operating income, (d) earnings before interest and taxes, (e) revenues, (f) return on sales, (g) return on equity, (h) earnings per share, or (i) total shareholder return.
Plan: The Amended and Restated Long-Term Incentive Plan of the Company.
Section 409A: Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, interpretations, and administrative guidance issued thereunder.
Target Award: An amount of compensation to be paid in cash to a Plan participant based on achievement of a particular Performance Target level, as established by the Committee.
Year: The fiscal year of the Company.
Section 2. Objective. The objective of the Plan is to recognize and reward on a long-term basis selected employees of the Company and its subsidiaries for their contributions to the overall profitability and performance of the Company.
Section 3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.
Section 4. Participation. Target Awards may be granted under the Plan to any employee of the Company or a subsidiary of the Company who is selected by the Committee in its sole discretion.
Section 5. Determination of the Performance Targets and Awards.
(a) Performance Targets and Awards. The Committee may grant awards to participants and establish Performance Targets and Target Award opportunities in its sole discretion. The Committee may establish (i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan.
(b) Other Terms and Restrictions. The Committee may establish other restrictions to payment under a Target Award, including, but not limited to, a continued employment requirement, in addition to satisfaction of the Performance Targets. The Committee may also establish other subjective or objective goals, including, but not limited to, individual Performance Targets, which it deems appropriate for determining an award.
(c) Maximum Awards. The Committee shall not establish Target Award opportunities for any participant such that the maximum amount payable under Target Awards which have Performance Periods ending in any single Year exceeds $15,000,000.
Section 6. Determination of Plan Awards. As soon as administratively practicable following the conclusion of the Performance Period, the Committee shall determine the attainment of the Performance Targets for the Performance Period, the

satisfaction of any other material terms of the awards and the calculation of the awards, in each case, in its sole discretion. Awards shall be paid in accordance with the terms of the awards as soon as practicable following such determination.
Section 7. Termination of Employment. The terms and conditions applicable to a Target Award may provide that in the event of a participant’s termination of employment for any reason during a Performance Period, the participant (or his or her beneficiary) may receive, at the time provided in Section 6 or such other time or times as the Committee may determine, all or any portion of the Target Award or the award to which the participant would otherwise have been entitled.
Section 8. Clawback Policy. Unless otherwise provided at the time of establishing a Target Award, all awards under the Plan shall be subject to (a) any applicable securities, tax and stock exchange laws, rules, regulations and requirements relating to the recoupment or clawback of incentive compensation, (b) the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect at the time the Target Award is established, (c) such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee and (d) any clawback or recoupment provisions set forth in any agreement or notice evidencing the participant’s Target Award. By acceptance of any payment under the Plan, a participant expressly agrees to repay to the Company any amount that may be required to be repaid pursuant to any applicable policy, agreement or legal requirement.
Section 9. Section 409A.
(a) All Target Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Target Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence.
(b) Without limiting the generality of Section 9(a), with respect to any Target Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:
(i) any payment due upon a participant’s termination of employment will be paid only upon such participant’s separation from service from the Company within the meaning of Section 409A;
(ii) any payment due upon a change in control of the Company will be paid only if such change in control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such change in control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such award will vest upon the change in control and any payment will be delayed until the first compliant date under Section 409A;
(iii) any payment to be made with respect to any Target Award (or any other payment under this Plan) that would be subject to the limitations in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended, will be delayed until six months after the participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; and
(iv) each payment in respect of any Target Award will be treated as a separate payment or delivery for purposes of Section 409A.
Section 10. Miscellaneous.
(a) Amendment and Termination of the Plan. The Committee may amend, modify or terminate the Plan or any award hereunder (including, for the avoidance of doubt, any award outstanding at the time of the amendment and restatement of the Long-Term Incentive Plan of the Company) at any time and from time to time; provided that no such amendment, modification or termination shall adversely affect the payment of a Target Award without the Plan participant’s consent.
(b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.
(c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a Plan participant at any time for any reason notwithstanding the existence of the Plan.
(d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a Plan participant to designate a beneficiary to whom any amounts would be payable in the event of a Plan participant’s death.

(e) Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.
(f) Choice of Law and Venue. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflict of laws principles thereof. For purposes of litigating any dispute that arises under the Plan, all awards granted thereunder and all determinations made and actions taken pursuant thereto, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this Agreement is made and/or to be performed.
(g) Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
(h) Tax Withholding. The Company shall have the right to deduct from all cash payments made to a Participant under the Plan or, if deemed necessary by the Company, from wages or other cash compensation paid to the participant by the Company and/or a subsidiary, any applicable taxes (including social contributions or similar payments) required to be withheld with respect to such payments.
(i) Severability. If any provision of this Plan is found to be unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision was not contained in the Plan.